                               PURCHASE AGREEMENT

     AGREEMENT made the 16 day of August, 1997 between Downey Drug, Inc. having an office at 1839 Harrison Avenue, Butte, MT 59701 (hereinafter referred to as the "seller"), and HORIZON PHARMACIES, INC., a Texas Corporation, having offices located at 275 W. Princeton Drive, Princeton Texas, 75407 (hereinafter referred to as the "Buyer").

                         W I T N E S S E T H

     WHEREAS, the Seller and the Buyer have reached an agreement, in accordance with the terms and conditions hereinbelow set forth, with respect to the sale by the Seller and the purchase by the Buyer of certain of the assets of the Seller utilized in connection with and as part of the retail drug store operations of the Seller known as Downey Drug (hereinafter referred to as the "DRUG STORE") and desire to reduce said agreement in writing;

     NOW, THEREFORE, THE PARTIES AGREE:

1.   SALE OF ASSETS.

     1.1 For the purpose of this Agreement, Seller agrees to sell to Buyer certain assets of the Drug Store (hereinafter referred to as the "Drug Store Assets"), which the Buyer hereby agrees to purchase. Such assets include and are hereby limited to:

          A. INVENTORY. All of the marketable inventory (as defined in Exhibit A attached hereto) held for retail sale by the Seller and located at the Drug Store; and

          B. PRESCRIPTION FILES INCLUDING ALL CUSTOMER AND PATIENT LISTS AND PATIENT PROFILES. All prescription files and patient profiles of Seller located at and pertaining to prescription customers of the Drug Store.

          C. ALL FIXTURES AND EQUIPMENT. All Rx, OTC, and DME fixtures and equipment owned and leased by Seller (computer/peripherals, registers, refrigerator, typewriter, Microfiche, fax, copier, Pitney Bowes, sound of music and alarm system, etc.) located at the Drug Store,; and all telephone equipment, and all miscellaneous shelving, counters and supplies belonging to Seller as listed on Exhibit B attached hereto and made a part hereof.

          D. STORE TELEPHONE NUMBER(S). All telephone numbers of the Drug Store location shall be transferred to Buyer.

          E.   SUPPLIES.   All bottles, vials, ointment jars, and other usable
               supplies of Seller located at the Drug Store location and at Seller cost.

          F. ASSETS NOT PURCHASED. Buyer shall not purchase any consigned merchandise or layaway items.

          G. All outstanding business transactions prior to the closing date are credited to the Buyer. All the business acquired after the closing date belong to the HORIZON


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               Pharmacies, Inc. including any insurance payments made to the existing NABP, State Welfare number(s), and/or contract(s) as long as the date of service is on or after the closing date.

2.   PURCHASE PRICE.

     2.1 The total purchase price to be paid by the Buyer for the Drug Stores Assets shall be computed, but not allocated, as follows:

          Furniture, Fixtures and Equipment, Prescription Files, Patient Profiles, Customer List, Telephone System/Numbers, $130,000.00

     2.2 An amount equal to the aggregate value of the marketable inventory (as defined in Exhibit A attached hereto) as determined in the physical inventory described in paragraph 5 below and as valued in accordance with Exhibit A attached hereto and made a part hereof. For the purpose of the purchase Buyer will pay 100% of the inventory evaluation on the first $550,000 and 80% thereafter.

     2.3 Buyer will purchase accounts receivable based on the following evaluation:

          (a)  Third Party Insurance Receivable      All at 100%

          (b)  Individual Charge Accounts
                                                     0-30 days balances at 100%
                                                     31-60 days balances at 80%
                                                     61-90 days balances at 60%
                                                     >90 days balances at    0%

ALLOCATION OF PURCHASE PRICE.

     The Purchase Price shall be allocated based on the attached closing statement, signed by both buyer and seller.

PAYMENT OF PURCHASE PRICE.

     4.1 Subject to the following provisions, the purchase price hereafter shall be paid as follows:

          4.1 (a) Cash at the closing equal to $150,000.00 less $5,000 escrow deposit.

          4.1 (b) A note payable at closing to James Downey at 1355 West Porphyry, Butte, MT 59701, for $135,000 which will bear interest at the rate of eight (8) percent per annum for 60 months starting September 1, 1997.

              (c) A note payable at closing to Tim Downey at 111 View, Butte,
                  MT 59701, for $135,000 which will bear interest at the rate of eight (8) percent per annum for 60 months starting September 1, 1997.

              (d) A note at closing equal to the purchase price less section
                  4.1 (a, b, & c) above. The note will bear interest at the rate of eight (8) percent per annum for 84 months starting September 1, 1997. The note will be executed by buyer and payable to the order of Downey Drug, Inc. It will be secured by the inventory, furniture, fixtures, and equipment of said Drug Store.

          4.2 Security Instruments including Security Agreement and Financing Statements covering the property being purchased by this Agreement.


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

INVENTORY.

     A physical inventory shall be taken at the Drug Store by RGIS INVENTORY
       SPECIALISTS on the closing date. Each party shall pay one-half of the inventory expense. Seller portion will be deducted from Closing Statement.

REPRESENTATIONS AND WARRANTIES BY SELLER.

     6.1  The Seller does hereby represent and warrant as follows:

          A.   AUTHORITY.   The execution, delivery and performance of this
          Agreement by Sellerhas been duly authorized by all necessary entity action and constitutes a legal, valid, and binding obligation on Seller enforceable in accordance with its terms.

          B.   TITLE TO PROPERTIES.   The Seller has good and marketable title
          to all of the Drug Store assets to be transferred hereunder, free and clear of all mortgages, liens,encumbrances, pledges, or security interests of any nature whatsoever, except for secured debts, if any, listed on Exhibit C attached hereto which shall be satisfied and released at or prior to closing. The Seller has received no notice of violation of any applicable law, regulation or requirement relating to the retail Drug Store business operation or Drug Store assets to be transferred hereunder; and as far as known to the Seller, no such violation exists.

          C. CONTRACTS. Seller is not party to any contract, understanding or commitment whether in the ordinary course of business or not, relating to the conduct ofbusiness by Seller from the Drug Store which contract, understanding or commitment shall extend beyond the Closing Date for the Pharmacy Location except the contracts the real estate lease Seller is not party to any contractual agreement or commitment to individual employees which may not be terminated at the will of Seller.

          D.   LITIGATION.   To the best of Seller's current actual knowledge
          there is no suit, action, proceeding, investigation, claim, complaint or accusation pending or, threatened against or affecting Seller or the Assets or to which Seller is a party, in any court or before any arbitration panel of any kind or before or by any federal, state, local, foreign, or other governmental agency, department, commission, board, bureau, instrumentality or body which would have a materially adverse affect on the financial condition of Seller, and to the best knowledge and belief of Seller, there is no basis for any such suit, action, litigation, proceeding, investigation, claim, complaint or accusation.

          There is no outstanding order, writ, injunction, decree, judgment or award by any court, arbitration panel or governmental body against or affecting Seller with which Seller is not currently in compliance.

          E.   EMPLOYEES.

          (a) To the best of Seller's actual knowledge, the Seller is in full compliance with all wage and hour laws, and is not engaged in any unfair labor practice or discriminatory employment practice and no complaint of any such practice against Seller is filed or threatened to be filed with or by the National Labor Relations Board, the Equal Employment Opportunity Commission or any other administrative agency, federal or state, that regulates labor or employment practices, nor is any grievance filed or


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

          threatened to be filed against Seller by any employee pursuant to any collect bargaining or other employment agreement to which Seller is a party. To the Seller's best knowledge and belief it is in compliance with all applicable federal and state laws and regulations regarding occupational safety and health standards and has received no material complaints from any federal or state agency or regulatory body alleging violations of any such laws and regulations.

          (b) The employment of all persons and officers employed by Seller is terminable at will without any penalty or severance obligation of any kind on the part of the employer. All sums due for employee compensation and benefits and all vacation time owing to any employees of Seller have been duly and adequately accrued and reflected in the accounting records of Seller. All benefits such as vacation accrued and earned by employees up to the Closing Date is responsibility of the Seller. All benefits accrued and earned after the Closing Date will become the financial responsibilities of the Buyer. To the Seller's best knowledge, all employees of Seller are either United States citizens or resident aliens specifically authorized to engage in employment in the United States in accordance with all applicable laws.

          F.   TAXES.

          (a) Seller has duly filed all required federal, state, local, foreign and other tax returns, notices, and reports (including, but not limited to, income, property, sales, use, franchise, capital, stock, excise, added value, employees' income withholding, social security and unemployment tax returns) heretofore due; and to Seller's best knowledge all such returns, notices, and reports are correct, accurate, and complete.

          (b) All deposits required to be made by Seller with respect to any tax (including but not limited to, estimated income, franchise, sales, use, and employee withholding taxes) have been duly made.

          (c) All taxes, assessments, fees, penalties, interest and other governmental charges which have become due and payable have been paid in full by Seller or adequately reserved against on its books of account and the amounts reflected on such books are to the best belief and knowledge of Seller sufficient for the payment of all unpaid federal, state, local, foreign, and other taxes, fees, and assessments, and all interest and penalties thereon with respect to the periods then ended and or all periods prior thereto. Seller hereby agrees to indemnify and hold harmless Buyer from and against any and all liability, claims, or causes of action for any unpaid taxes, or other assessments due and owing to any federal, state, or local governmental entity arising out of the business of Seller prior to the Closing Date.

          (d) Buyer shall pay any and all Sales, Use, and Transfer Taxes, if any, arising out of the assets which are the subject of this sale.

          (e) Seller shall pay any and all personal property taxes for prior years attributable to the property being transferred hereby prior to Closing Date.

          (f) The parties shall pro rate at Closing anticipated personal property taxes as of the date of Closing based upon last year's tax renditions, and personal property tax bills and rent.


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

CONDITIONS PRECEDENT.

     7.1 All obligations of Seller under this Agreement are subject to the fulfillment, prior to or at the closing, of each of the following conditions (unless waived in writing by Buyer).

          A. REPRESENTATIONS. The representations and warranties of Seller contained in this Agreement shall not only have been true and complete as of date of this Agreement, but shall also be true and complete as though again made as of the Closing Date.

          B. COMPLIANCE. The Seller shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

          C. CONSENTS. All necessary consents to the transfer of the Drug Store assets have been obtained from vendors and partners if any.

          D. UNION CONTRACT. Buyer acknowledges Seller has a union contract covering a portion of its employees. As a condition to closing, Buyer needs to evaluate said contract and Seller's status as a union employer. It is Buyer's intent to separately hire all its own employees for operations starting August
             18, 1997, and not be bound by Sellers prior employment practices or union obligations. As a result, on or before May 30, 1997, Buyer will notify Seller of its intent to close on or before August 30, 1997. Seller will then terminate all its employees with two (2) weeks notice on July 30, 1997. Buyer shall hire its own work force for its start of business on August 18, 1997. Seller will fully cooperate with Buyer in this transition. Failure by Buyer to notify Seller by August 30, 1997 of its intent to close, shall terminate all obligations of Seller to sell as provided hereunder. Once Buyer notifies Seller of its intent to close on August 30,1997, it will be obligated to close in conformity with this agreement.

LIABILITIES NOT ASSUMED BY BUYER.

     8.1 It is expressly understood and agreed that Buyer shall not, by virtue of this Agreement, the consummation of the transactions contemplated herein or otherwise, assume any liabilities or obligations of the Seller or any liabilities or obligations constituting a charge, lien, encumbrance or security interest upon the Drug Store assets to be transferred hereunder, regardless of whether such liabilities or obligations are absolute or contingent, liquidated or unliquidated or otherwise except the Security interest securing Buyer's Note to Seller.

     8.2 Seller hereby indemnifies the Buyer, its officers, directors, and controlling persons against any liability for any fee or commission payable to any broker, agent or finder retained by Seller with respect to any transaction contemplated by this Agreement.

9.   CLOSING.

     9.1 The closing shall take place on or before August 30, 1997 at Buyer's discretion, but in no event later than August 30, 1997, at the Drug Store location.

          A. TO BE DELIVERED TO BUYER. The Seller shall deliver to Buyer a Bill of Sale, which shall be effective to vest in Buyer good and marketable title to the Drug Store Assets, free and clear of all mortgages, security interest, liens, encumbrances, pledges and hypothecation of every nature and description, except the Security interest securing Buyer's Note to the Seller.

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

          B. TO BE DELIVERED TO SELLER. The Buyer shall deliver to the Seller a Cashier's check for the cash portion of the purchase price less $1,000 Escrow amount, and Buyer's promissory note described in Paragraph 4.1 hereof, and the Security instruments required by section 4.1 (b).

INDEMNITY BY SELLER.

     10.1 The Seller hereby agrees to indemnify and hold harmless Buyer against and in respect of:

          A. LIABILITY OF THE SELLER. With the exception of liabilities expressly assumed, all liabilities and obligations of the Seller, of every kind and description, regardless of whether such liabilities or obligations are absolute or contingent, liquidated or unliquidated, accrued or otherwise, and regardless of now and when the same may have arisen, which are asserted against Buyer as a result of this Agreement or the consummation of the transaction contemplated herein.

          B. CLAIMS UPON ASSETS. All claims against, or claims of any interest in, or of a lien or encumbrance or the like upon any or all of the Drug Store assets to be transferred hereunder by the Seller to Buyer which are caused or created by indemnifying party, with the exception of Seller's interest, lien, or encumbrance resulting from Seller's security interest.

          C. The Buyer will indemnify the Seller for all claims against the Assets for any period after the closing date. The Buyer further indemnifies the Seller for break of leases and dissatisfied customer claims caused by HORIZON for any period after the closing date.

11. SURVIVAL OF REPRESENTATIONS, WARRANTIES & INDEMNIFICATIONS.

     11.1 All of the covenants, representations, warranties and indemnification of the parties set forth in this Agreement shall survive the Closing Date hereof.

12.  RISK OF LOSS.

     12.1 The risk of loss of damage of Drug Store assets to be conveyed hereunder shall be upon Seller until the closing hereof.

13.  NON-COMPETE COVENANT OF SELLER.

     13.1 In partial consideration of the Purchase Price hereinabove stated in paragraph 2 and other consideration $270,000 ($135,000 for each individual, includes 8% interest) will be paid to this covenant not to compete. Jim Downey and Tim Downey hereby agree that for a period of five (5) years after the date of closing hereunder will not directly or indirectly, through a subsidiary, joint venture arrangement or otherwise, conduct or assist another party other than the Buyer in conducting or managing any operation which has its own purpose what is generally known as a retail pharmacy, or Nursing Home or IV operation or DME operation within Butte-Silver Bow County, Montana, or have any equity investment in such operation. This non-compete entitles Jim Downey and Tim Downey to perform work at 40 hours a week as employees of HORIZON
          Pharmacies, Inc. Furthermore, this non-compete clause does not prohibit Jim Downey and Tim Downey from performing duties such as relief pharmacist at other pharmacies. Any additional relief work days in a month will require written approval of the Buyer. The parties hereby

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

          recognize and acknowledge that the territorial and time limitations contained in this paragraph are reasonable and properly required for the adequate protection of the business to be conducted by Buyer with the assets and properties to be transferred hereunder and cannot be changed except by written permission of Buyer. Said $135,000 to each Jim and Tim Downey shall be paid monthly at $2,250.00 each over a period of five (5) years starting one month after closing. Seller will allow Buyer and Buyers accountant access to financial information to prepare and audit for 1996, and up to closing date in 1997 to be paid at Buyers expense.

     13.2 The parties recognize that, in the event of a breach by Seller of any of the provisions of this paragraph, the remedy of law alone would be inadequate and, accordingly, Buyer,(in addition to damages), shall be entitled to an injunction restraining Seller from violating the covenants herein contained.

     13.3 It is the intention of the Seller and the Buyer that the execution of these covenants not to compete be considered as materially significant and essential to the closing of this Agreement, and that such covenants are a material portion of the purchase price set forth herein above.

14.  GOVERNING LAW.

     14.1 This agreement shall be governed and construed in accordance with the laws of the State of Montana.

15.  ENTIRE AGREEMENT.

     15.1 This Agreement contains the entire agreement between the parties, and no representations, warranties or promises, unless contained herein, shall be binding upon the parties hereto, their successors and assigns.

     15.2 It is stipulated that this agreement is null and void if HORIZON Pharmacies, Inc:

          (a) can not secure a valid Montana License under its own merit for the said DRUG STORE location to conduct business as a retail pharmacy operation. HORIZON Pharmacies, Inc. commits that it will exercise due diligent effort to secure the Montana License.

          (b) can not secure a lease for $4,000.00 per month for three (3) years with one (1) three (3) year option @ $4,300.00 per month and one (1) four (4) year option @ $4,500.00 per month.

16.  EARNEST MONEY.

     16.1 To bind this Agreement, Buyer herewith deposits with James F. Duffy as Escrow Agent, the sum of $5,000 (Five Thousand Dollars), which sum shall be applied to the cash portion of the Purchase Price upon the closing of the transaction contemplated herein. However, in the event Seller fails to perform each and every covenant and condition required hereunder, Buyer may cancel this Agreement and have the Earnest Money returned to it. If the Buyer fails to perform each and every obligation hereunder, Seller shall retain the Earnest Money as liquidated damages each party's remedy provided in



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          this Section is that party's exclusive remedy.

17.  ASSIGNMENT

     17.1 This agreement may not be assigned by Buyer without written consent of Seller. Consent will not be unreasonably withheld.




































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

     IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first above written.

                                   BUYER:
                                   HORIZON PHARMACIES, INC.

                                   -----------------------------------------
                                   Rick McCord, President

THE STATE OF              )
COUNTY OF                 )

     THIS INSTRUMENT was acknowledged before me on this the __________ day of __________ , 19_____, by RICK MCCORD, who holds the office of President of HORIZON PHARMACIES, INC., a Texas Corporation on behalf of such corporation.



                                   -----------------------------------------
SEAL
                                   Notary Public, State of Texas
                                   My commission Expires:
                                                         -------------------


                                   SELLER:
                                   Downey Drug, Inc.


                                   -----------------------------------------
                                        Tim Downey,  President


                                   -----------------------------------------
                                        Jim Downey, Vice-President
THE STATE OF              )
COUNTY OF                 )

     THIS INSTRUMENT was acknowledged before me on this the _________day of __________, 19___ by Tim Downey, who holds the office of President of Downey Drug, Inc. and by Jim Downey who holds the office of Vice-President of Downey Drug, Inc. on behalf of such corporation.

                                   -----------------------------------------
SEAL
                                   Notary Public, State of Texas
                                   My commission Expires:
                                                         -------------------




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

                                  EXHIBIT A

1. DEFINITION OF MARKETABLE INVENTORY. For purposes of this Agreement, marketable inventory is all of Seller's inventory except the following:

     (a) DAMAGED MERCHANDISE. Damaged merchandise, including but not limited to, items which are shopworn, faded (including faded labels) or subject to visible deterioration; and

     (b) UNSALABLE MERCHANDISE. Unsalable merchandise, that is items which are obsolete, or which have an expired expiration date or which have been discontinued by the manufacturer; and

     (c) PRESCRIPTION MERCHANDISE AND OVER-THE COUNTER DRUGS. The following exclusions, in addition to the exclusions set forth above, shall be applicable to prescription merchandise and over-the-counter drugs:

         (i) Any partial container with expired dating within thirty (30) days;

         (ii)  Any full, sealed containers (aa) with expired dating,

         (iii) Filled prescriptions over one month old;

     (d) The buyer has the right of refusal to exclude seasonal merchandise from the evaluation of inventory other than Halloween, Thanksgiving, and Christmas.

  VALUATION OF INVENTORY. The marketable inventory shall be valued, for purposes of this Agreement, as follows

     (a) The marketable prescription inventory will be taken at acquisition cost OR AWP less 16%. Special deal prescription items and/or generic items will be at acquisition cost.

     (b) Non-prescription merchandise will be taken at acquisition cost. If no acquisition cost exists, then the following formula will apply to the merchandise.

               CATEGORY                  COST (% OF RETAIL)

          HBA                           Retail price less 25%
          OTC( Health aids)             Retail price less 25%
          Gifts                         Retail price less 50%
          Cards                         Retail price less 50%
          Cosmetics                     Retail price less 40%
          Watches/Cameras               Retail price less 50%
          Fragrances                    Retail price less 25%
          Candy (box)                   Retail price less 40%
          Candy (loose)                 Retail price less 30%
          Jewelry                       Retail price less 50%
          Miscellaneous                 Retail price less 50%
          Seasonal Merchandise          Retail price less 50%

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                                   EXHIBIT B

1.   LIST OF ASSETS (FURNITURE, FIXTURES, AND EQUIPMENT, ETC.).

     STORE:
                  1-7 ft. GONDOLA/SHELVES
                  1-15 ft GONDOLA/SHELVES
                  1-21 ft GONDOLA/SHELVES
                  1-30 ft GONDOLA/SHELVES
                  2-36 ft GONDOLA/SHELVES
                  10-40 ft GONDOLA/SHELVES
                  9-4 ft GLASS CASES
                  9-6 ft GLASS CASES
                  9-8 ft GLASS CASES
                  19-ENDCAPS
                  75-OTC WALL SHELVES
                  5-GIFT DISPLAYS
                  5-COSMETIC DISPLAYS
                  2-GLASS DISPLAYS
                  1-GIFT WRAP DISPLAY-HOLDER
                  5-GLASS OAK WALL DISPLAY (32 FT)
                  20-RX WALL SHELVES (3 ft SECTIONS)
                   1-RX COUNTER 36 ft W/DRAWS ETC.
                   1-AUTOMATIC PILL COUNTER
                   1-RX REFRIGERATOR
                   1-CIGAR CASE
                   1-REF. CANDY CASE
                   3-CHECK OUT COUNTERS
                   1-COOLER VET. SECTIONS
                   5-REGISTERS
                   4-DESKS
                   5-LOCKERS
                   4-FILE CABINETS
                   3-VACUUMS
                   1-COPIER
                   1-FAX MACHINE
                  13-SHELVES (8 ft) STORE ROOM/UPSTAIRS
                    WOOD SHELVES (STORE ROOMS)

                    2-SAFES-NOT FOR SALE, BUT MAY BE USED WITH LEASE ON BLDG. 1-RX BALANCE-NOT FOR SALE, MAY BE USED UNTIL REPLACED.


                                   EXHIBIT C

1.   LIST OF SECURED DEBTS.




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